AEYE, INC. DODD-FRANK CLAWBACK POLICY The Board of Directors (the “Board”) of AEye, Inc. (the “Company”) has adopted this Dodd- Frank Clawback Policy (this “Policy”) in accordance with the applicable provisions of The Nasdaq Stock Market LLC Listing Rules (the “Clawback Rules”), promulgated pursuant to the final rules adopted by the Securities and Exchange Commission enacting the clawback standards under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Compensation Committee (the “Committee”) is designated to administer this Policy. Capitalized terms not otherwise defined in this Policy have the meanings given to them under the Clawback Rules, which are attached to this Policy as Appendix A. Recovery of Erroneously Awarded Incentive Compensation. The Company shall comply with the Clawback Rules and reasonably promptly recover Erroneously Awarded Compensation Received by current or former Executive Officers of the Company (“Covered Individuals”) as required by the Clawback Rules. Covered Individuals. The Committee shall determine the Company’s Covered Individuals. Covered Compensation. This Policy applies to the Incentive-based Compensation Received by a Covered Individual: (1) after such Covered Individual began service as an Executive Officer; (2) who served as an Executive Officer at any time during the performance period for that Incentive-based Compensation; (3) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (4) during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described above (or during any transition period, that results from a change in the Company’s fiscal year, within or immediately following those three completed fiscal years, as determined in accordance with the Clawback Rules). The amount of Incentive-based Compensation subject to this Policy is the Erroneously Awarded Compensation, which is be the amount of Incentive-based Compensation Received by a Covered Individual that exceeds the amount of Incentive-based Compensation that otherwise would have been Received by the Covered Individual had it been determined based on the restated amount (or otherwise determined in accordance with the Clawback Rules), and will be computed without regard to any taxes paid by the Covered Individual (or withheld from the Incentive-based Compensation). The Committee shall make all determinations regarding the amount of Erroneously Awarded Compensation. Method of Recovery. The Committee shall determine, in its sole discretion, the manner in which any Erroneously Awarded Compensation shall be recovered. Methods of recovery may include, but are not limited to: (1) seeking direct repayment from the Covered Individual; (2) reducing (subject to applicable law and the terms and conditions of the applicable plan, program, or arrangement pursuant to which the incentive-based compensation was paid) the amount that would otherwise be payable to the Covered Individual under any compensation, bonus, incentive, equity, and other benefit plan, agreement, policy, or arrangement maintained by the Company or any of its affiliates; (3) cancelling any award (whether cash- or equity-based) or portion thereof previously granted to the Covered Individual; or (4) any combination of the foregoing. No-Fault Basis. This Policy applies on a no-fault basis, and Covered Individuals will be subject to recovery under this Policy without regard to their personal culpability.

2 Other Company Arrangements. This Policy shall be in addition to, and not in lieu of, any other clawback, recovery, or recoupment policy maintained by the Company from time to time, as well as any clawback, recovery, or recoupment provision in any of the Company’s plans, awards, or individual agreements (including the clawback, recovery, and recoupment provisions in the Company’s equity award agreements) (collectively, “Other Company Arrangement”) and any other rights or remedies available to the Company, including termination of employment; provided, however, that there is no intention to, nor shall there be, any duplicative recoupment of the same compensation under more than one policy, plan, award, or agreement. In addition, no Other Company Arrangement shall serve to restrict the scope or the recoverability of Erroneously Awarded Compensation under this Policy or in any way limit recovery in compliance with the Clawback Rules. No Indemnification. Notwithstanding anything to the contrary set forth in any policy, arrangement, bylaws, charter, certificate of incorporation, or plan of the Company or any individual agreement between a Covered Individual and the Company or any of its affiliates, no Covered Individual shall be entitled to indemnification from the Company or any of its affiliates for the amount that is or may be recovered by the Company pursuant to this Policy; provided, however, that to the extent expense advancement or reimbursement is available to a Covered Individual, this Policy shall not serve to prohibit such advancement or reimbursement. Administration; Interpretation. The Committee shall interpret and construe this Policy consistent with the Clawback Rules and applicable laws and regulations and shall make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Committee shall be final, binding, and conclusive on all affected individuals. As required by the Clawback Rules, the Company shall provide public disclosures related to this Policy and any applicable recoveries of Erroneously Awarded Compensation. To the extent this Policy conflicts or is inconsistent with the Clawback Rules, the Clawback Rules shall govern. In no event is this Policy intended to be broader than, or require recoupment in addition to, that required pursuant to the Clawback Rules. Amendment or Termination of this Policy. The Board reserves the right to amend this Policy at any time and for any reason, subject to applicable law and the Clawback Rules. To the extent that the Clawback Rules cease to be in force or cease to apply to the Company, this Policy shall also cease to be in force. Approved and Adopted: August 3, 2023

Appendix A Clawback Rules

The rule changes below will take effect on October 2, 2023. 1 THE NASDAQ STOCK MARKET LLC RULES * * * * * 5210. Prerequisites for Applying to List on The Nasdaq Stock Market All Companies applying to list on The Nasdaq Stock Market must meet the following prerequisites: (a) – (k) No change. (l) As required by SEC Rule 10D-1, any Company listing on Nasdaq must comply with the requirements of Rule 5608 (Recovery of Erroneously Awarded Compensation). * * * * * 5601. Preamble to the Corporate Governance Requirements In addition to meeting the quantitative requirements in the Rule 5200, 5300, 5400 and 5500 Series, Companies applying to list and listed on Nasdaq must meet the qualitative requirements outlined in this Rule 5600 Series. These requirements include rules relating to a Company's board of directors, including audit committees and Independent Director oversight of executive compensation and the director nomination process; recovery of erroneously awarded compensation; code of conduct; shareholder meetings, including proxy solicitation and quorum; review of related party transactions; and shareholder approval, including voting rights. Exemptions to these rules, including phase-in schedules, are set forth in Rule 5615. Nasdaq maintains a website that provides guidance on the applicability of the corporate governance requirements by FAQs and published summaries of anonymous versions of previously issued staff interpretative letters. Companies are encouraged to contact Listing Qualifications to discuss any complex issues or transactions. Companies can also submit a request for a written interpretation pursuant to Rule 5602. * * * * * 5608. Recovery of Erroneously Awarded Compensation (a) Preamble. As required by SEC Rule 10D-1, this Rule 5608 requires Companies to adopt a compensation recovery policy, comply with that policy, and provide the compensation recovery policy disclosures required by this rule and in the applicable Commission filings. (b) Recovery of Erroneously Awarded Compensation. Each Company must: (1) Adopt and comply with a written policy providing that the Company will recover reasonably promptly the amount of erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement due to

The rule changes below will take effect on October 2, 2023. 2 the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. (i) The Company’s recovery policy must apply to all incentive-based compensation received by a person: (A) After beginning service as an executive officer; (B) Who served as an executive officer at any time during the performance period for that incentive-based compensation; (C) While the Company has a class of securities listed on a national securities exchange or a national securities association; and (D) During the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in paragraph (b)(1) of this Rule. In addition to these last three completed fiscal years, the recovery policy must apply to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year. A Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed. (ii) For purposes of determining the relevant recovery period, the date that a Company is required to prepare an accounting restatement as described in paragraph (b)(1) of this Rule is the earlier to occur of: (A) The date the Company’s board of directors, a committee of the board of directors, or the officer or officers of the Company authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described in paragraph (b)(1) of this Rule; or (B) The date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement as described in paragraph (b)(1) of this Rule. (iii) The amount of incentive-based compensation that must be subject to the Company’s recovery policy (“erroneously awarded compensation”) is the amount of incentive-based compensation received that exceeds the amount of incentive- based compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (A) The amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and

The rule changes below will take effect on October 2, 2023. 3 (B) The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq. (iv) The Company must recover erroneously awarded compensation in compliance with its recovery policy except to the extent that the conditions of paragraphs (b)(1)(iv)(A), (B), or (C) of this Rule are met, and the Company’s Compensation Committee, or in the absence of such a committee, a majority of the independent directors serving on the board, has made a determination that recovery would be impracticable. (A) The direct expense paid to a third party to assist in enforcing the policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq. (B) Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to Nasdaq. (C) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. (v) The Company is prohibited from indemnifying any executive officer or former executive officer against the loss of erroneously awarded compensation. (2) File all disclosures with respect to such recovery policy in accordance with the requirements of the Federal securities laws, including the disclosure required by the applicable Commission filings. (c) General Exemptions. The requirements of this Rule 5608 do not apply to the listing of: (1) Any security issued by a unit investment trust, as defined in 15 U.S.C. 80a-4(2); and (2) Any security issued by a management company, as defined in 15 U.S.C. 80a-4(3), that is registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a- 8), if such management company has not awarded incentive-based compensation to any executive officer of the company in any of the last three fiscal years, or in the case of a company that has been listed for less than three fiscal years, since the listing of the company. (d) Definitions. Unless the context otherwise requires, the following definitions apply for purposes of this Rule 5608 (and only for purposes of this Rule 5608): Executive Officer. An executive officer is the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the

The rule changes below will take effect on October 2, 2023. 4 controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy- making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company. In addition, when the Company is a limited partnership, officers or employees of the general partner(s) who perform policy-making functions for the limited partnership are deemed officers of the limited partnership. When the Company is a trust, officers, or employees of the trustee(s) who perform policy- making functions for the trust are deemed officers of the trust. Policy-making function is not intended to include policy-making functions that are not significant. Identification of an executive officer for purposes of this Rule would include at a minimum executive officers identified pursuant to 17 CFR 229.401(b). Financial Reporting Measures. Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Commission. Incentive-Based Compensation. Incentive-based compensation is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. Received. Incentive-based compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period. (e) Effective Date. Each Company is required to (i) adopt a policy governing the recovery of erroneously awarded compensation as required by this rule no later than 60 days following October 2, 2023, (ii) comply with its recovery policy for all incentive- based compensation received (as such term is defined in Rule 5608(d)) by executive officers on or after October 2, 2023, and (iii) provide the disclosures required by this rule and in the applicable Commission filings on or after October 2, 2023. Notwithstanding the look-back requirement in Rule 5608(b)(1)(i)(D), a Company is only required to apply the recovery policy to incentive-based compensation received on or after October 2, 2023. * * * * * 5701. Preamble to the Listing Requirements for Other Securities (a)-(d) No change.

The rule changes below will take effect on October 2, 2023. 5 (e) The requirements of Listing Rule 5608 (Recovery of Erroneously Awarded Compensation) apply to any security listed under the Rule 5700 Series, except for: (1) Any security issued by a unit investment trust, as defined in 15 U.S.C. 80a- 4(2); (2) Any security issued by a management company, as defined in 15 U.S.C. 80a- 4(3), that is registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8), if such management company has not awarded incentive-based compensation to any executive officer of the company in any of the last three fiscal years, or in the case of a company that has been listed for less than three fiscal years, since the listing of the company 5702. Debt Securities (Other than Convertible Debt) (a) – (d) No change. (e) An issuer of non-convertible bonds listed under this Rule 5702 is subject to the requirements of Listing Rule 5608 (Recovery of Erroneously Awarded Compensation). * * * * * 5805. Definitions (a) - (i) No change. (j) "Public Reprimand Letter" means a letter issued by Staff or a Decision of an Adjudicatory Body in cases where the Company has violated a Nasdaq corporate governance or notification listing standard (other than one required by Rule 10A-3 or Rule 10D-1 under[of] the Act) and Staff or the Adjudicatory Body determines that delisting is an inappropriate sanction. In determining whether to issue a Public Reprimand Letter, Staff or the Adjudicatory Body will consider whether the violation was inadvertent, whether the violation materially adversely affected shareholders' interests, whether the violation has been cured, whether the Company reasonably relied on an independent advisor and whether the Company has demonstrated a pattern of violations. (k) No change. 5810. Notification of Deficiency by the Listing Qualifications Department When the Listing Qualifications Department determines that a Company does not meet a listing standard set forth in the Rule 5000 Series, it will immediately notify the Company of the deficiency. As explained in more detail below, deficiency notifications are of four types:

The rule changes below will take effect on October 2, 2023. 6 (1) Staff Delisting Determinations, which are notifications of deficiencies that, unless appealed, subject the Company to immediate suspension and delisting; (2) notifications of deficiencies for which a Company may submit a plan of compliance for staff review; (3) notifications of deficiencies for which a Company is entitled to an automatic cure or compliance period; and (4) Public Reprimand Letters, except such notification type is not available for unresolved deficiencies from the standards of Rules 5250(c)Obligation to File Periodic Financial Reports, 5615(a)(4)(D) Partner Meetings of Limited Partnerships and 5620(a) Meetings of Shareholders. Notifications of deficiencies that allow for submission of a compliance plan or an automatic cure or compliance period may result, after review of the compliance plan or expiration of the cure or compliance period, in issuance of a Staff Delisting Determination or a Public Reprimand Letter. (a) - (b) No change. IM-5810-1. Disclosure of Written Notice of Staff Determination No change. (c) Types of Deficiencies and Notifications The type of deficiency at issue determines whether the Company will be immediately suspended and delisted, or whether it may submit a compliance plan for review or is entitled to an automatic cure or compliance period before a Staff Delisting Determination is issued. In the case of a deficiency not specified below, Staff will issue the Company a Staff Delisting Determination or a Public Reprimand Letter. (1) No change. (2) Deficiencies for which a Company may Submit a Plan of Compliance for Staff Review (A) Unless the Company is currently under review by an Adjudicatory Body for a Staff Delisting Determination, the Listing Qualifications Department may accept and review a plan to regain compliance when a Company is deficient with respect to one of the standards listed in subsections (i) through (vi) below. In accordance with Rule 5810(c)(2)(C), plans provided pursuant to subsections (i) through (iv) and (vi) below must be provided generally within 45 calendar days, and in accordance with Rule 5810(c)(2)(F), plans provided pursuant to subsection (v) must be provided generally within 60 calendar days. If a Company's plan consists of transferring from the Nasdaq Global or Global Select Market to the Nasdaq

The rule changes below will take effect on October 2, 2023. 7 Capital Market, the Company should submit its application and the applicable application fee at the same time as its plan to regain compliance. (i) - (ii) No change. (iii) deficiencies from the standards of Rules 5620(a) Meetings of Shareholders, 5620(c) Quorum, 5630 Review of Related Party Transactions, 5635 Shareholder Approval, 5250(c)(3) Auditor Registration, 5255(a) Direct Registration Program, 5608 Recovery of Erroneously Awarded Compensation, 5610 Code of Conduct, 5615(a)(4)(D) Partner Meetings of Limited Partnerships, 5615(a)(4)(E) Quorum of Limited Partnerships, 5615(a)(4)(G) Related Party Transactions of Limited Partnerships, or 5640 Voting Rights; or (iv) - (vi) No change. IM-5810-2. Staff Review of Deficiencies No change. (B) - (G) No change. (3) No change. (4) Public Reprimand Letter Staff's notification may be in the form of a Public Reprimand Letter in cases where the Company has violated a Nasdaq corporate governance or notification listing standard (other than one required by Rule 10A-3 or Rule 10D-1 under[of] the Act) and Staff determines that delisting is an inappropriate sanction. In determining whether to issue a public reprimand letter, the Listing Qualifications Department will consider whether the violation was inadvertent, whether the violation materially adversely affected shareholders' interests, whether the violation has been cured, whether the Company reasonably relied on an independent advisor and whether the Company has demonstrated a pattern of violations. (d) No change. 5815. Review of Staff Determinations by Hearings Panel When a Company receives a Staff Delisting Determination or a Public Reprimand Letter issued by the Listing Qualifications Department, or when its application for initial listing is denied, it may request in writing that the Hearings Panel review the matter in a written or an oral hearing. This section sets forth the procedures for requesting a hearing before a Hearings Panel, describes the Hearings Panel and the possible outcomes of a hearing, and sets forth Hearings Panel procedures. (a) - (b) No change.

The rule changes below will take effect on October 2, 2023. 8 (c) Scope of the Hearings Panel's Discretion (1) When the Hearings Panel review is of a deficiency related to continued listing standards, the Hearings Panel may, where it deems appropriate: (A) - (C) No change. (D) issue a Decision that serves as a Public Reprimand Letter in cases where the Company has violated a Nasdaq corporate governance or notification listing standard (other than one required by Rule 10A-3 or Rule 10D-1 under[of] the Act) and the Hearings Panel determines that delisting is an inappropriate sanction. In determining whether to issue a Public Reprimand Letter, the Hearings Panel will consider whether the violation was inadvertent, whether the violation materially adversely affected shareholders' interests, whether the violation has been cured, whether the Company reasonably relied on an independent advisor and whether the Company has demonstrated a pattern of violations; (E) - (G) No change. (2) - (4) No change. (d) No change. 5820. Appeal to the Nasdaq Listing and Hearing Review Council A Company may appeal a Panel Decision to the Listing Council. The Listing Council may also call for review a Panel Decision on its own initiative. This Rule 5820 describes the procedures applicable to appeals and calls for review. (a) - (c) No change. (d) Scope of Listing Council's Discretion (1) The Listing Council may, where it deems appropriate, affirm, modify, or reverse the Panel Decision, or remand the matter to the Listing Qualifications Department or to the Hearings Panel for further consideration. The Listing Council may grant an exception for a period not longer than 360 calendar days from the date of the Staff Delisting Determination with respect to the deficiency for which the exception is granted. The Listing Council also may issue a Decision that serves as a Public Reprimand Letter in cases where the Company has violated a Nasdaq corporate governance or notification listing standard (other than one required by Rule 10A-3 or Rule 10D-1 under[of] the Act) and the Listing Council determines that delisting is an inappropriate sanction. In determining whether to issue a Public Reprimand Letter, the Listing Council will consider whether the

The rule changes below will take effect on October 2, 2023. 9 violation was inadvertent, whether the violation materially adversely affected shareholders' interests, whether the violation has been cured, whether the Company reasonably relied on an independent advisor and whether the Company has demonstrated a pattern of violations. (2) - (6) No change. (e) No change. 5825. Discretionary Review by Nasdaq Board (a) - (c) No change. (d) Board Decision If the Nasdaq Board conducts a discretionary review, the Company will be provided a written Decision that meets the requirements of Rule 5840(c). The Nasdaq Board may affirm, modify or reverse the Panel or Listing Council Decision and may remand the matter to the Listing Council, Hearings Panel, or staff of the Listing Qualifications Department with appropriate instructions. The Nasdaq Board also may issue a Decision that serves as a Public Reprimand Letter in cases where the Company has violated a Nasdaq corporate governance or notification listing standard (other than one required by Rule 10A-3 or Rule 10D-1 under[of] the Act) and the Nasdaq Board determines that delisting is an inappropriate sanction. In determining whether to issue a Public Reprimand Letter, the Nasdaq Board will consider whether the violation was inadvertent, whether the violation materially adversely affected shareholders' interests, whether the violation has been cured, whether the Company reasonably relied on an independent advisor and whether the Company has demonstrated a pattern of violations. The Decision of the Nasdaq Board will take immediate effect, unless it specifies to the contrary, and represents the final action of Nasdaq. If the Nasdaq Board determines to delist the Company, the securities of the Company will be immediately suspended, unless the Nasdaq Board specifies to the contrary, and Nasdaq will follow the procedures contained in Rule 5830 and submit an application on Form 25 to the Commission to strike the security from listing. * * * * *